Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Group Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.kao@ros.com

ROSS STORES REPORTS THIRD QUARTER EARNINGS,
UPDATES FOURTH QUARTER GUIDANCE

Dublin, California, November 16, 2017 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the third quarter ended October 28, 2017 of $.72, a 16% increase from $.62 last year. Net earnings grew to $274 million, up from $245 million in the prior year. Third quarter sales rose 8% to $3.3 billion, with comparable store sales up 4% on top of a robust 7% increase last year.

For the first nine months of fiscal 2017, earnings per share were $2.36, up 15% on top of an 11% gain last year. Net earnings were $912 million, compared to $817 million in the prior year. Sales year-to-date rose 8% to $10.1 billion, with comparable store sales up 4% versus a 4% gain in the same period last year.

Barbara Rentler, Chief Executive Officer, commented, “Our third quarter sales and earnings outperformed our expectations despite being up against our toughest prior year comparisons and two major hurricanes during the quarter. We are pleased with these strong results, which reflect our continued market share gains in a challenging retail environment. Operating margin of 13.3% was better-than-expected, mainly due to a combination of higher merchandise margin and leverage on above-plan sales.”

Ms. Rentler continued, “During the third quarter and first nine months of fiscal 2017, we repurchased 3.6 million and 10.5 million shares of common stock, respectively, for an aggregate price of $219 million in the quarter and $649 million year-to-date. We remain on track to buy back a total of $875 million in common stock during fiscal 2017 under the two-year $1.75 billion authorization approved by our Board of Directors in February of this year.”

Looking ahead, Ms. Rentler said, “Given our better-than-expected trends in the third quarter, we are raising our sales expectations for the fourth quarter. For the 13 weeks ending January 27, 2018, comparable store sales are now forecast to increase 2% to 3% versus a 4% gain last year. Earnings per share for the 14 weeks ending February 3, 2018 are projected to be $.88 to $.92, up from $.77 in the prior year period. Based on this updated guidance and our year-to-date results, we are now planning earnings per share for fiscal 2017 to be in the range of $3.24 to $3.28. As a reminder, both our fourth quarter and full year guidance include an approximate $.08 benefit to earnings per share from the 53rd week in fiscal 2017.”

The Company will host a conference call on Thursday, November 16, 2017, at 4:15 p.m. Eastern time to provide additional details concerning its third quarter results and management’s outlook for the remainder of the year. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #6788429 until 8:00 p.m. Eastern time on November 24, 2017, as well as on the Company’s website.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels, and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather trends; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax or tariff policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2016, and Form 10-Qs and 8-Ks for fiscal 2017.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2016 revenues of $12.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,412 locations in 37 states, the District of Columbia and Guam as of October 28, 2017. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 215 dd’s DISCOUNTS® in 16 states as of October 28, 2017 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
($000, except stores and per share data, unaudited)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016

Sales	$3,328,894	$3,086,687	$10,066,926	$9,356,599

Costs and Expenses
Cost of goods sold	2,369,148	2,206,092	7,120,056	6,634,142
Selling, general and administrative	517,297	490,171	1,490,392	1,396,606
Interest expense, net	1,780	4,156	7,290	12,733
Total costs and expenses	2,888,225	2,700,419	8,617,738	8,043,481

Earnings before taxes	440,669	386,268	1,449,188	1,313,118
Provision for taxes on earnings	166,220	141,722	537,182	496,032
Net earnings	$274,449	$244,546	$912,006	$817,086

Earnings per share
Basic	$0.72	$0.63	$2.38	$2.08
Diluted	$0.72	$0.62	$2.36	$2.06

Weighted average shares outstanding (000)
Basic	379,432	390,870	382,959	393,412
Diluted	382,132	393,372	385,823	396,056

Dividends
Cash dividends declared per share	$0.1600	$0.1350	$0.4800	$0.4050

Stores open at end of period	1,627	1,535	1,627	1,535

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	October 28, 2017	October 29, 2016
Assets

Current Assets
Cash and cash equivalents	$1,144,169	$878,811
Short-term investments	518	803
Accounts receivable	103,071	91,355
Merchandise inventory	1,840,225	1,763,745
Prepaid expenses and other	147,962	140,662
Total current assets	3,235,945	2,875,376

Property and equipment, net	2,348,186	2,310,670
Long-term investments	715	1,316
Other long-term assets	182,132	162,525
Total assets	$5,766,978	$5,349,887

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,289,620	$1,149,136
Accrued expenses and other	445,728	439,570
Accrued payroll and benefits	320,894	299,238
Total current liabilities	2,056,242	1,887,944

Long-term debt	396,848	396,376
Other long-term liabilities	325,587	293,997
Deferred income taxes	129,782	122,048

Commitments and contingencies

Stockholders’ Equity	2,858,519	2,649,522
Total liabilities and stockholders’ equity	$5,766,978	$5,349,887

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
($000, unaudited)	October 28, 2017	October 29, 2016

Cash Flows From Operating Activities
Net earnings	$912,006	$817,086
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	227,255	224,136
Stock-based compensation	64,937	56,489
Deferred income taxes	9,074	(8,040)
Change in assets and liabilities:
Merchandise inventory	(327,339)	(344,641)
Other current assets	(62,610)	(43,045)
Accounts payable	271,526	213,168
Other current liabilities	51,567	100,385
Other long-term, net	19,217	13,690
Net cash provided by operating activities	1,165,633	1,029,228

Cash Flows From Investing Activities
Additions to property and equipment	(266,863)	(220,442)
Decrease in restricted cash and investments	828	3,496
Proceeds from investments	38	914
Net cash used in investing activities	(265,997)	(216,032)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	—	24,558
Issuance of common stock related to stock plans	13,668	14,182
Treasury stock purchased	(45,440)	(42,870)
Repurchase of common stock	(648,835)	(530,303)
Dividends paid	(186,459)	(161,554)
Net cash used in financing activities	(867,066)	(695,987)

Net increase in cash and cash equivalents	32,570	117,209

Cash and cash equivalents:
Beginning of period	1,111,599	761,602
End of period	$1,144,169	$878,811

Supplemental Cash Flow Disclosures
Interest paid	$13,271	$13,271
Income taxes paid	$552,720	$482,801